Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2010 Equity Incentive Plan and 2021 Share Incentive Plan of iQIYI, Inc. of our reports dated March 28, 2022, with respect to the consolidated financial statements of iQIYI, Inc. and the effectiveness of internal control over financial reporting of iQIYI, Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, The People’s Republic of China

March 28, 2022